Exhibit 10.2

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
FUND.COM INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)

FUND.COM INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), the certificate of incorporation of which was filed in the office of the Secretary of State of Delaware on November 5, 2004 under the name Eastern Services Holdings, Inc., as amended and restated on January 15, 2008 and as further amended and restated on September 2, 2009, hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes the filing of this Amended and Restated Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of the Corporation, which was originally filed in the office of the Secretary of State of Delaware on January 19, 2010, for purposes of authorizing a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of Four Hundred Thousand (400,000) shares of Preferred Stock, is the Series A Preferred Stock (the "Series A Preferred Stock") and the stated value amount shall be One Hundred Dollars ($100.00) per share (the "Stated Value ").

II. CERTAIN DEFINITIONS

Unless otherwise defined in this Certificate of Designations, all capitalized terms, when used herein, shall have the same meaning as is defined in the Subscription Agreement.  For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A            “Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “ control ” (including the terms “ controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

B.           “Bloomberg” shall mean Bloomberg, L.P. (or any successor to its function of reporting stock prices).

C.           "Business Day" means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

D.           “Common Stock” means the Class A common stock, $0.001 par value per share, of the Corporation, together with any securities into which the Common Stock may be reclassified.

E.           “Conversion Price” shall mean One Dollar and Fifty Cents ($1.50) per share, as the same may from time to time be adjusted pursuant to this Certificate of Designations.

      F.       “Conversion Shares” shall mean that number of shares of Class A Common Stock of the Corporation issuable upon conversion of any or all all of the Series A Preferred Shares issued pursuant to this Certificate of Designation, as shall be calculated by dividing (a) the product of multiplying (i) the number of shares of Series A Preferred Shares being converted by (ii) the $100.00 Stated Value of each such Series A Preferred Share, by (ii) the Conversion Price then in effect.

G.           “Convertible Securities” shall have the meaning as defined in Article VIII, Section F(ii) of this Certificate of Designations.

H.           “Dilutive Issuance” shall have the meaning as defined in Article VIII, Section E of this Certificate of Designations.

I.            “Holder” shall mean the collective reference to the any one or more holder(s) of Series A Preferred Shares.

J.           “Indebtedness” shall mean the collective reference to (i) all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Corporation or any Subsidiary of any kind or nature, present or future, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, and however acquired, including all interest, charges, expenses, commitment, facility or other fees, attorneys’ fees, and any other sum properly chargeable to the Corporation under any of the foregoing, (ii) any and all other indebtedness secured by the assets of the Corporation or any Subsidiary, (iii) any and all other obligations designated as “senior indebtedness” or “secured indebtedness” by the terms thereof, (iv) any and all leases which, under generally accepted accounting principles would be capitalized on the balance sheet of the Corporation or any Subsidiary, and (vv) any and all other indebtedness incurred in connection with the amendment, restatement, refinancing or replacement of any of the foregoing.

K.           “Issuance Date" means one (1) Business Day following the date of the filing of this Certificate of Designations with the Secretary of State of the State of Delaware.

L.           "Majority Holders" means the Holders of a majority of the then outstanding Series A Preferred Shares.

M.     “Market Price” means, as of any Trading Day, (i) the last reported sale prices for the Common Stock on a national securities exchange which is the principal trading market for the Common Stock as reported by Bloomberg or (ii) if no national securities exchange is the principal trading market for the Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (A) the Board of Directors of the Corporation, or (B) at the option of a majority-in-interest of the holders of the outstanding Series A Preferred Shares by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.  The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

N.           “National Securities Exchange” means any one of the New York Stock Exchange, the NYSE Amex Exchange, the NASDAQ Capital Market, the OTC Bulletin Board or any other national securities exchange in the United States where the Corporation’s Common Stock may trade.

O.           “Common Stock Deemed Outstanding” shall mean the number of Common Stock actually outstanding (not including Common Stock held in the treasury of the Corporation), plus (x) the maximum total number of Common Stock issuable upon the exercise of the Options, as of the date of such issuance or grant of such Options, if any, and (y) the maximum total number of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.

P.           “Original Issue Price” means the U.S. One Hundred ($100.00) Dollars, representing the Stated Value of each of the Series A Preferred Shares.

Q.           “Stated Value” means One Hundred Dollars ($100.00) per share of Series A Preferred Shares.

R.           “Subsidiary” shall mean any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

S.           “Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

III. DIVIDENDS

A.           The Series A Preferred Shares shall not pay a dividend; provided that no cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock or any other Junior Securities unless such the cash dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Shares.

IV. RESERVATION OF SHARES OF COMMON STOCK

A.           Reserved Amount.   Immediately following the Corporation’s filing of an Amendment to its Certificate of Incorporation authorizing an increase to its authorized Common Stock,  the Corporation shall reserve not less than 1,500,000 shares of its authorized but unissued Common Stock for issuance upon conversion of the Series A Preferred Shares (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations), and, thereafter, the number of authorized but unissued Common Stock so reserved (the "Reserved Amount") shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Shares (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations) outstanding at the current Conversion Price thereof, and any anticipated adjustments to such Conversion Price.

V. RANK

All shares of the Series A Preferred Shares shall rank (i) senior to the Corporation's Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Shares (collectively, with the Common Stock, the "Junior Securities"); (ii) pari passu with any other class or series of Preferred Shares of the Corporation hereafter created by the Board of Directors of the Corporation specifically ranking, by its terms, on parity with the Series A Preferred Shares (the "Pari Passu Securities"); and (iii) junior to any (A) Indebtedness, or (B) other class or series of Preferred Shares or other capital stock of the Corporation hereafter created by the Board of Directors of the Corporation specifically ranking, by its terms, senior to the Series A Preferred Shares (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. LIQUIDATION PREFERENCE

  A.           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

(i)           After payment or provision for payment of any distribution on any Senior Securities, the Holders of the Series A Preferred Shares shall be entitled to receive, on a pari passu basis with the holders of the Pari Passu Securities, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to the sum of (x)One Hundred Dollars ($100.00) for each share of Series A Preferred Shares then held by them (the "Initial Series A Liquidation Preference Price"), and (y) an amount equal to all unpaid dividends on the Series A Preferred Shares, if any.  If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series A Preferred Shares and the Pari Passu Securities shall be insufficient to permit the payment to such holders of the full liquidation preference amount based on the Initial Series A Liquidation Preference Price, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares and the Pari Passu Securities in proportion to the preferential amount each such holder is otherwise entitled to receive.

(ii)           After setting apart or paying in full the preferential amounts due pursuant to Section VI (A)(i) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Series A Preferred Shares, the Series A Preferred Shares and  the Common Stock on a pro rata basis, based on the number of Common Stock then held by each Holder, as though all Series A Preferred Shares and Series A Preferred Shares had been converted into Common Stock immediately prior to the date of such distribution.

VII. CONVERSION

  A.            Optional Conversion. Holders of Series A Preferred Stock may at their option and any time or from time to time following the Issuance Date and upon not less than 90 days prior written notice by the Holder to the Corporation, convert all or any portion of their shares of Series A Preferred Stock into Common Stock Conversion Shares of the Corporation at the Conversion Price then in effect (an “Optional Conversion”).  In the event of any one or more conversions of Series A Preferred Stock pursuant to this Article VII(A) (each a "Conversion") each share of Series A Preferred Stock shall be convertible into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

The Original Issue Price
Conversion Price then in effect
  B.            Mechanics of Conversion. In order to effect an Conversion, a Holder of shares of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "Series A Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XII. B hereof.

(i)           Delivery of Common Stock Upon Conversion. Upon the surrender of Series A Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent, as appropriate) shall, no later than the later of (a) the fifth (5th) Business Day following the date of the Notice of Conversion and (b) the Business Day immediately following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI B) (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service portage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any.  Notwithstanding the foregoing, the Holder of Series A Preferred Stock shall, for all purposes, be deemed to be a record owner of that number of shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock set forth in the Conversion Notice as at the date of such Conversion Notice.  In addition, if the Corporation's transfer agent is participating in the Depository Trust Corporation ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend (pursuant to the terms of the Securities Subscription Agreement) and the Holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Subscription Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer").  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)            Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

(iii)            No Fractional Shares.  If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Series A Conversion Price per share, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)            Conversion Disputes.   In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation and the Holder shall submit their disputed calculations to an independent outside accountant via facsimile within three Business Days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than three Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v)           Payment of Accrued Amounts.  Upon conversion of any shares of Series A Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends, if any) through and including the date of the Notice of Conversion shall be paid by the Corporation in cash. In the event that the Corporation elects to effect a payment-in-kind, the number of fully paid and non-assessable shares of Common Stock due shall be determined in accordance with the following formula:

All Amounts Accrued or Payable
 Conversion Price

VIII. ADJUSTMENTS

The Conversion Price and the number of Conversion Shares shall be subject to adjustment as follows:

A.           Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Shares issuable upon conversion of the Series A Preferred Stock will be proportionately increased and the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination,  the Conversion Shares issuable upon conversion of the Series A Preferred Stock will be proportionately reduced and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

B.           [Intentionally Omitted].

C.           Consolidation, Merger or Sale.  In case of any consolidation of the Corporation with, or merger of the Corporation into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the Holder of the Series A Preferred Stock will have the right to acquire and receive upon conversion of the Series A Preferred Stock in lieu of the shares of Common Stock immediately theretofore acquirable upon the conversion of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of the Series A Preferred Stock had such consolidation, merger or sale or conveyance not taken place.  In any such case, the Corporation will make appropriate provision to insure that the provisions of this Article VIII Section C hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the conversion of the Series A Preferred Stock.  The Corporation will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Corporation) assumes by written instrument the obligations under this Article VIII Section C and the obligations to deliver to the Holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

D.           Distribution of Assets.  In case the Corporation shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution (on an “as converted” basis, as though all Series A Preferred Stock had been converted into Common Stock immediately prior to the dividend declaration date), the Holder of the Series A Preferred Stock shall be entitled upon conversion of the Series A Preferred Stock for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution.

E.           Adjustment Due to Dilutive Issuance.  If, at any time following the Issuance Date when any shares of Series A Preferred Stock are issued and outstanding, the Corporation issues or sells, or in accordance with this Article VIII is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock Deemed Outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Article VIII, received by the Corporation upon such Dilutive Issuance divided by the Conversion Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the Common Stock Deemed Outstanding immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.  No adjustment to the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

F.           Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price, the following will be applicable:

(i)           Issuance of Rights or Options.  If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Convertible Securities (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter collectively referred to in this Article VIII as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities (as hereinafter defined) issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion or exchange of Convertible Securities, if applicable).  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any other series or classes of Preferred Stock (other than the Series A Preferred Stock) or any notes, debentures, evidences of Indebtedness or other securities that are convertible into or exchangeable for Common Stock (“Convertible Securities”), whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iii)           Change in Option Price or Conversion Rate.  If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)           Treatment of Expired Options and Unexercised Convertible Securities.  If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

(v)           Calculation of Consideration Received.  If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes hereof will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale.  In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt.  In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Corporation.

 (G)           Exceptions to Adjustments.  Notwithstanding anything contained to the contrary in this Article VIII, no adjustment to the Conversion Price or Conversion Shares pursuant to Section (E) of this Article VIII will be made:

(i)           upon the issuance of shares of Common Stock or Options or Convertible Securities to eligible Persons pursuant to any stock or option plan duly adopted by the Board of Directors of the Corporation; or

(ii)           upon the issuance of shares of Common Stock issuable upon the exercise of Options or conversion of any Convertible Securities that are outstanding as of the date of filing of this Certificate of Designations, including, without limitation, the Series A Preferred Stock; or

(iii)           the issuance (not for capital raising purposes) of shares of Common Stock, Convertible Securities or Options either to (A) consummate any acquisition of the assets, securities or business of any other Person, or (B) financial institutions, lessors or vendors in connection with commercial credit or service arrangements, equipment financings or similar transactions; in each case, as approved by the Board of Directors of the Corporation.

(H)           Notice of Adjustment.  Upon the occurrence of any event which requires any adjustment of the Conversion Price, then, and in each such case, the Corporation shall give notice thereof to the Holder of the Series A Preferred Stock, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number of Conversion Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such calculation shall be certified by the Chief Financial Officer of the Corporation.

(I)           Minimum Adjustment of Conversion Price.  No adjustment of the Conversion Price shall be made in an amount of less than 1% of the Conversion Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Conversion Price.

(J)           No Fractional Shares.  No fractional shares of Common Stock are to be issued upon the conversion of the Series A Preferred Stock, but the Corporation shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

(K)           Other Notices.  In case at any time:

(i)           the Corporation shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Common Stock;

(ii)           the Corporation shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii)           there shall be any capital reorganization of the Corporation, or reclassification of the Common Stock, or consolidation or merger of the Corporation with or into, or sale of all or substantially all its assets to, another corporation or entity;

(iv)           there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in each such case, the Corporation shall give to the Holder of the Series A Preferred Stock (a) notice of the date on which the books of the Corporation shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up of the Corporation, notice of the date (or, if not then known, a reasonable approximation thereof by the Corporation) when the same shall take place.  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be.  Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Corporation’s books are closed in respect thereto.  Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

IX. VOTING RIGHTS

A.           Class Voting Rights.                                           Holders of the Series A Preferred Shares shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series A Preferred Shares, as provided herein.

B.           Voting with Holders of Common Stock.                                                                Holders of the Series A Preferred Shares shall vote on an “as converted” basis, together as a single class, with the Common Stock, on all matters requiring the approval, ratification or consent of holders of Common Stock of the Corporation.

X. PROTECTION PROVISIONS

The Corporation shall not, without first obtaining the affirmative vote or written consent of the Majority Holders of the Series A Preferred Shares, voting or consenting as a separate class, given in person or by proxy:

A.          make any amendment or modification of the Corporation’s Restated Memorandum in any manner which has or could reasonably be expected to have, an adverse effect on the rights, privileges and designations of the Series A Preferred Shares; or

B.           amend or modify in any manner this Series A Certificate of Designation in any manner which has or could reasonably be expected to have, an adverse effect on the rights, privileges and designations of the Series A Preferred Shares.

XI. MISCELLANEOUS

A.           Cancellation of Series A Preferred Shares If any Series A Preferred Shares are converted pursuant to this Series A Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Shares of no designated series, and shall not be issuable by the Corporation as Series A Preferred Shares.

B.           Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Shares Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Shares Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Shares Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Shares Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Shares.

C           Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Shares granted hereunder may be waived as to all Series A Preferred Shares (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of Series A Preferred Shares shall be required.

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IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Delaware that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 25th day of January 2010.

FUND.COM INC.

By:	/s/ Gregory Webster
Name: Gregory Webster
Title: Chief Executive Offixcer